     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1995

                                                         REGISTRATION NO. 33-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ---------------
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ---------------
                             BANC ONE CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                                  31-0738296
                                               (I.R.S. EMPLOYER
                OHIO                          IDENTIFICATION NO.)
   (STATE OR OTHER JURISDICTION OF
   INCORPORATION OR ORGANIZATION)
                               ---------------
          100 EAST BROAD STREET, COLUMBUS, OHIO 43271, (614) 248-5944
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ---------------
STEVEN ALAN BENNETT, ESQ. BANC ONE CORPORATION 100 EAST BROAD STREET COLUMBUS,
                        OHIO 43271-0158 (614) 248-6488
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ---------------
                                WITH COPIES TO:
      KENNETH L. WAGNER                            B. ROBBINS KIESSLING, ESQ.
      ASSOCIATE COUNSEL                            CRAVATH, SWAINE & MOORE
      BANC ONE CORPORATION                         WORLDWIDE PLAZA
      100 EAST BROAD STREET                        825 EIGHTH AVENUE
      COLUMBUS, OHIO 43271-0158                    NEW YORK, NEW YORK 10019

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, subject to market conditions and other factors.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

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                                            CALCULATION OF REGISTRATION FEE
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                                                                           PROPOSED       PROPOSED      AMOUNT OF
                                                               AMOUNT      MAXIMUM        MAXIMUM      REGISTRATION
 TITLE OF EACH CLASS OF SECURITIES                             TO BE    OFFERING PRICE   AGGREGATE         FEE
         TO BE REGISTERED                                    REGISTERED    PER UNIT    OFFERING PRICE    (2) (3)
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Debt Securities..................                            N/A             N/A       $900,000,000(1)    $310,345
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(1) In no event will the aggregate initial offering price of the Debt
    Securities issued under this Registration Statement, and not previously registered under the Securities Act of 1933, exceed $900,000,000, or the equivalent thereof in one or more foreign or composite currencies.
(2) Calculated pursuant to Rule 457(o) under the Securities Act of 1933.
(3) In accordance with Rule 429 under the Securities Act of 1933, the
    Prospectus included herein is a combined prospectus which also relates to the Registrant's Registration Statement on Form S-3, File No. 33-35971
    (the "Prior Registration Statement"). This Registration Statement, which is a new registration statement, also constitutes the first post-effective amendment to the Prior Registration Statement. The amount of securities eligible to be sold under the Prior Registration Statement ($100,000,000 as of June 30, 1995) shall be carried forward to this Registration
    Statement. Such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(a) of the Securities Act of 1933. The amount of the filing fee associated with such securities that was previously paid with the Prior Registration Statement is $25,000.
                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                      SUBJECT TO COMPLETION, JUNE   , 1995

PROSPECTUS

                                       [LOGO OF BANC ONE CORPORATION GOES HERE]

                              BANC ONE CORPORATION
                                DEBT SECURITIES

  BANC ONE CORPORATION ("BANC ONE") may issue from time to time, together or separately, in one or more series, its unsecured debt securities ("Debt Securities"), which may be either senior (the "Senior Securities") or subordinated (the "Subordinated Securities") in priority of payment, in amounts, at prices and on terms to be determined at the time of the offering.

  BANC ONE may issue Debt Securities for proceeds up to an aggregate of $1,000,000,000, or the equivalent thereof if any of the Debt Securities are denominated in a foreign currency or a foreign currency unit, including the European Currency Unit ("ECU"). The Debt Securities of each series will be offered on terms determined at the time of sale. The Debt Securities may be sold for U.S. dollars, foreign currencies or foreign currency units, and the principal of, and any interest on, the Debt Securities may be payable in U.S. dollars, foreign currencies or foreign currency units.

  The Senior Securities will rank equally with all other unsubordinated and unsecured indebtedness of BANC ONE. The Subordinated Securities will be unsecured and subordinated as described under "Subordinated Securities".

  Unless otherwise specified in the Prospectus Supplement relating to Subordinated Securities, payment of the principal of Subordinated Securities may be accelerated only in the case of certain events involving the bankruptcy or insolvency of BANC ONE, and no right of acceleration will exist in the case of default in the payment of principal or interest or in the performance of any covenant.

  When a particular series of Debt Securities, in respect of which this Prospectus is being delivered, is offered, a supplement to this Prospectus (the "Prospectus Supplement") setting forth certain terms of the offered Debt Securities will be delivered together with this Prospectus. The applicable Prospectus Supplement, among other things and where applicable, will include the specific designation, priority, aggregate principal amount, currency or currency unit, rate (or method of calculation) and time of payment of any interest, authorized denominations, maturity, offering price, place or places of payment, redemption terms, terms of any repayment at the option of the holder, special provisions relating to Debt Securities in bearer form, terms for sinking fund payments, provisions regarding original issue discount securities and other terms of such Debt Securities.

  The Prospectus Supplement will also contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Debt Securities covered by the Prospectus Supplement.

                                                                     (Continued)
                                                                     ----------

THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF BANC ONE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

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   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                  -----------

                    The date of this Prospectus is   , 1995.

  The Debt Securities may be sold by BANC ONE directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. If any agent of BANC ONE, or any underwriter, is involved in the sale of the Debt Securities, the name of such agent or underwriter, the principal or stated amount to be purchased by it, any applicable commissions or discounts and the net proceeds to BANC ONE from such sale will be set forth in, or may be calculated from, the Prospectus Supplement. BANC ONE may also issue contracts under which the counterparty may be required to purchase Debt Securities. Such contracts would be issued with the Debt Securities in amounts, at prices and on terms to be set forth in the applicable Prospectus Supplement. The aggregate net proceeds to BANC ONE from the sale of all the Debt Securities will be the public offering or purchase price of the Debt Securities sold less the aggregate of such commissions and discounts and other expenses of issuance and distribution. See "Plan of Distribution".

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BANC ONE OR BY ANOTHER PERSON. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

                             AVAILABLE INFORMATION

  BANC ONE is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Information, as of particular dates, concerning directors and executive officers, their compensation, options granted to them, the principal holders of securities of BANC ONE and any material interest of such persons in transactions with BANC ONE is disclosed in proxy statements distributed to stockholders of BANC ONE and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center (13th Floor), New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such reports, proxy statements and other material concerning BANC ONE can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

  BANC ONE has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities being offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to BANC ONE and the Debt Securities, reference is made to the Registration Statement, including the exhibits thereto. The Registration Statement may be inspected by anyone without charge at the principal office of the Commission in Washington, D.C. and copies of all or any part of it may be obtained from the Commission upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by BANC ONE with the Commission pursuant to Section 13 of the Exchange Act are incorporated herein by reference:

  (i) BANC ONE's Annual Report on Form 10-K for the year ended December 31, 1994 (as amended by Form 10-K/A filed April 4, 1995); and

  (ii) BANC ONE's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

  All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, EXCEPT FOR THE EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE ADDRESSED TO BANC ONE CORPORATION, 100 EAST BROAD STREET, COLUMBUS, OHIO 43271-0251, ATTENTION: JACQUELINE R. SPAK, (614) 248-1280.

                             BANC ONE CORPORATION

  BANC ONE is a multi-bank holding company that, at March 31, 1995, had a total of 65 bank subsidiaries (the "affiliate banks") in Arizona, Colorado, Illinois, Indiana, Kentucky, Ohio, Oklahoma, Texas, Utah, West Virginia and Wisconsin. At March 31, 1995, BANC ONE had consolidated total assets of $87.8 billion, consolidated total deposits of $65.4 billion and consolidated total stockholders' equity of $7.7 billion (8.8% of its consolidated total assets). At March 31, 1995, BANC ONE ranked 8th among the nation's publicly owned bank holding companies in terms of consolidated average total assets and 6th in terms of consolidated average common equity. BANC ONE's 1994 consolidated net income of $1.01 billion ranked 7th among the nation's publicly owned bank holding companies.

  At December 31, 1994 BANC ONE's affiliate banks held the largest statewide share of total bank deposits in Arizona and Kentucky, the second largest share of such deposits in Indiana, Ohio and West Virginia, and the third largest share of such deposits in Colorado, Wisconsin and Texas. BANC ONE has smaller statewide market shares in the other states in which BANC ONE operates banks. At March 31, 1995, except for Bank One Texas, N.A., no single BANC ONE affiliate bank accounted for more than 20% of BANC ONE's consolidated total assets. BANC ONE also operates additional corporations that engage in data processing, venture capital, investment and merchant banking, trust, brokerage, investment management, equipment leasing, mortgage banking, credit card, consumer finance and insurance.

  Since its formation in 1968, BANC ONE has acquired over 100 banking institutions and the number of banking offices of its affiliate banks has increased from 24 to over 1,400. BANC ONE continues to explore opportunities to acquire banks and nonbank companies permitted by the Bank Holding Company Act. Discussions are continually being carried on relating to such acquisitions. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. Such acquisitions may be pending, from time to time, during the time that the Debt Securities are being offered. BANC ONE's acquisition strategy is flexible in that it does not require BANC ONE to effect specific acquisitions so as to enter certain markets or to attain specified growth levels. Rather than being market driven or size motivated, BANC ONE's acquisition strategy reflects BANC ONE's willingness to consider potential acquisitions wherever and whenever such opportunities arise based on the then-existing market conditions and other circumstances. Banks to be acquired must be of sufficient size to support and justify having management of a caliber capable of making lending and other management decisions at the local level under BANC ONE's operating philosophy. BANC ONE also is willing from time to time to acquire a smaller bank when it can be acquired through a reorganization into an existing affiliate. BANC ONE's interest in the acquisition of nonbank companies has been limited to bank-related services with which BANC ONE already has familiarity. BANC ONE's acquisitions may be made by the exchange of stock, through cash purchases and with other consideration.

  BANC ONE is a legal entity separate and distinct from its affiliate banks and its nonbanking subsidiaries (collectively, the "affiliates"). Accordingly, the right of BANC ONE, and thus the right of BANC ONE's creditors and shareholders, to participate in any distribution of the assets or earnings of any affiliate is necessarily subject to the prior claims of creditors of the affiliate except to the extent that claims of BANC ONE in its capacity as a creditor may be recognized. The principal sources of BANC ONE's revenues are dividends and fees from its affiliates. See "Regulatory Matters" for a discussion of the restrictions on the affiliate banks' ability to pay dividends to BANC ONE.

  BANC ONE is incorporated in Ohio and has functioned as a multi-bank holding company since 1968. Its executive offices are located at 100 East Broad Street, Columbus, Ohio 43271, and its telephone number is (614) 248-5944.

                      RATIO OF EARNINGS TO FIXED CHARGES

                                     THREE MONTHS  YEARS ENDED DECEMBER 31,
                                        ENDED      ----------------------------
                                    MARCH 31, 1995 1994  1993  1992  1991  1990
                                    -------------- ----  ----  ----  ----  ----
Excluding interest on deposits.....      3.65x     3.40x 6.08x 5.17x 3.21x 2.55x
Including interest on deposits.....      1.65      1.66  1.97  1.58  1.31  1.23

  Earnings are comprised of income before income taxes, change in accounting principle and equity in earnings of Bank One, Texas, N.A., plus fixed charges. Fixed charges include interest expense (including the interest factor of capitalized leases, capitalized interest and amortization of deferred debt expense) plus the portion of rental payments under operating leases deemed to be interest. Results of Bank One, Texas, N.A. are consolidated beginning October 1, 1991.

                                USE OF PROCEEDS

  BANC ONE currently intends to use the net proceeds from the sale of any Debt Securities for general corporate purposes, which may include the reduction of short-term indebtedness, investments at the holding company level, investments in or extensions of credit to its affiliates and other banks and companies engaged in other financial service activities, possible acquisitions and such other purposes as may be stated in any Prospectus Supplement. Pending such use, the net proceeds may be temporarily invested. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of BANC ONE and its affiliates and the availability of other funds. Except as may be described in any Prospectus Supplement, specific allocations of the proceeds to such purposes will not have been made at the date of such Prospectus Supplement. Based upon the historical and anticipated future growth of BANC ONE and the financial needs of its affiliates, BANC ONE may engage in additional financings of a character and amount to be determined as the need arises.

                              REGULATORY MATTERS

GENERAL

  BANC ONE is subject to the supervision of, and to regular inspection by, the Board of Governors of the Federal Reserve System (the "Federal Reserve"). BANC ONE's principal affiliate banks are organized as national banking associations, which are subject to regulation by the Office of the Comptroller of the Currency ("OCC"). In addition, various state authorities regulate BANC ONE's state affiliate banks, and all of BANC ONE's affiliate banks are subject to regulation in some degree by the Federal Reserve and the Federal Deposit Insurance Corporation (the "FDIC"). In addition to banking laws, regulations and regulatory agencies, BANC ONE and its affiliates are subject to various other laws, regulations and regulatory agencies, all of which directly or indirectly affect BANC ONE's operations, management and ability to make distributions. The following discussion summarizes certain aspects of those laws and regulations that affect BANC ONE.

  Proposals to change the laws and regulations governing the banking industry are frequently raised in Congress, in the state legislatures and by the various bank regulatory agencies. The likelihood and timing of any legislative or regulatory changes and the impact such changes might have on BANC ONE and its affiliates are difficult to determine.

  BANC ONE's affiliate banks are affected by various state and federal laws and by the fiscal and monetary policies of the federal government and its agencies, including the Federal Reserve. An important purpose of these fiscal and monetary policies is to curb inflation and limit recessions through control of the supply of money and credit. The Federal Reserve uses its powers to regulate reserve requirements of its member banks, to set the discount rate on extensions of credit to insured depository institutions and to conduct open market operations in United States government securities so as to exercise control over the supply of money and credit. These policies directly affect the amount of, and the interest rates on, bank loans and deposits, and this materially affects bank earnings. Future policies of the Federal Reserve and other authorities and their effect on future bank earnings cannot be predicted. Similarly, future changes in state and federal laws and wage, price and other economic restraints of the federal government and their effect on future bank earnings cannot be predicted.

HOLDING COMPANY STRUCTURE

  BANC ONE is a legal entity separate and distinct from its affiliates. Accordingly, the right of BANC ONE, and thus the rights of BANC ONE's creditors and shareholders, to participate in any distribution of the assets or earnings of any affiliate is necessarily subject to the prior claims of creditors of such affiliate, except to the extent that claims of BANC ONE in its capacity as a creditor may be recognized. The principal sources of BANC ONE's revenues are dividends and fees from its affiliates.

  BANC ONE's affiliate banks are subject to restrictions under federal law which limit the transfer of funds by the affiliate banks to BANC ONE and its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments, or asset purchases. Such transfers by any affiliate bank to BANC ONE or any nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to the Corporation and all such nonbanking subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

  The Federal Reserve has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to maintain resources adequate to support each such subsidiary bank. This support may be required at times when BANC ONE may not have the resources to provide it. Any capital loans by BANC ONE to any of the affiliate banks are subordinate in right of payment to deposits and to certain other indebtedness of such affiliate bank. In addition, in the event of a bank holding company's bankruptcy any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

  A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

  Federal law (12 U.S.C. Section 55) permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of shareholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed shareholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to banks chartered by such states. BANC ONE, as the sole shareholder of its affiliate national banks, is subject to such provisions.

CAPITAL REQUIREMENTS

  BANC ONE is subject to capital ratios, requirements and guidelines imposed by the Federal Reserve, which are substantially similar to the ratios, requirements and guidelines imposed by the Federal Reserve, the OCC and the FDIC on the banks within their respective jurisdictions. These capital requirements establish higher capital standards for banks and bank holding companies that assume greater credit risks. For this purpose, a bank's or holding company's assets and certain specified off-balance sheet commitments are assigned to four risk categories, each weighted differently based on the level of credit risk that is ascribed to such assets or commitments. A bank's or holding company's capital, in turn, is divided into two tiers: core ("Tier 1") capital, which includes common equity, non-cumulative perpetual preferred stock and related surplus (excluding auction rate issues), and minority interests in equity accounts of consolidated subsidiaries, less goodwill, certain identifiable intangible assets and certain other assets; and supplementary ("Tier 2") capital, which includes, among other items, perpetual preferred stock not meeting the Tier 1 definition, mandatory convertible securities, subordinated debt and allowances for loan and lease losses, subject to certain limitations, less certain required deductions.

  BANC ONE, like other bank holding companies, currently is required to maintain Tier 1 and total capital (the sum of Tier 1 and supplementary capital) equal to at least 4% and 8% of its total risk-weighted assets, respectively. At March 31, 1995 BANC ONE met both requirements, with Tier 1 and total capital equal to 10.23% and 13.62% of its total risk-weighted assets, respectively.

  The Federal Reserve also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital to adjusted total assets) of 3%, if the holding company has the highest regulatory rating and meets certain other requirements, or of 3% plus an additional cushion of at least 100 to 200 basis points if the holding company does not meet these requirements. At March 31, 1995 BANC ONE's leverage ratio was 8.58%.

  The Federal Reserve may set capital requirements higher than the minimums noted above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital ratios including tangible capital positions well above the minimum levels. The Federal Reserve has not, however, imposed any such special capital requirement on BANC ONE.

  On September 14, 1993, the Federal Reserve, the FDIC and the OCC issued a joint notice of proposed rulemaking, soliciting comments on a proposal to revise their risk-based capital standards to take account of interest rate risk. The notices propose alternative approaches for determining the additional amount of capital, if any, that may be required to compensate for interest rate risk. The first approach would reduce a depository institution's risk-based capital ratio by an amount based on its measured exposure to interest rate risk in excess of a specified threshold. The second approach would assess the need for additional capital on a case-by-case basis, considering both the level of measured exposure and qualitative risk factors. BANC ONE cannot assess at this point the impact, if any, that such proposals would have on its capital ratios.

DIVIDEND RESTRICTIONS

  Various federal and state statutory provisions limit the amount of dividends BANC ONE's affiliate banks can pay to BANC ONE without regulatory approval. The approval of the appropriate bank regulator is required for any dividend by a national bank or by a state-chartered bank that is a member of the Federal Reserve System (a "state member bank") if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for such year combined with its retained net profits for the preceding two years. In addition, a national bank or a state member bank may not pay a dividend in an amount greater than its net profits then on hand. At December 31, 1994, total stockholders' equity of the affiliate banks approximated $7.2 billion, of which $1.4 billion was available for payment of dividends to BANC ONE without approval by the applicable regulatory authority.

  In addition, federal bank regulatory authorities have authority to prohibit the affiliate banks from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute such an unsafe or unsound practice. The ability of BANC ONE's affiliate banks to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies and capital guidelines.

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

  The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") significantly expanded the regulatory and enforcement powers of federal banking regulators, in particular the FDIC, and has important consequences for BANC ONE, its affiliate banks and other depository institutions located in the United States.

  A major feature of FDICIA is the comprehensive directions it gives to federal banking regulators to promptly direct or require the correction of problems at inadequately capitalized banks in the manner that is least costly to the federal deposit insurance funds. The degree of corrective regulatory involvement in the operations and management of banks and their holding companies is, under FDICIA, largely determined by the actual or anticipated capital positions of the subject institution.

  FDICIA established five tiers of capital measurement for regulatory purposes ranging from "well capitalized" to "critically undercapitalized." Under regulations adopted by the federal banking agencies, a depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if its tangible equity is not greater than 2% of total tangible assets. A depository institution may be deemed to be in a capitalization category lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating. FDICIA requires banking regulators to take increasingly strong corrective steps, based on the capital tier of any subject bank, to cause such bank to achieve and maintain capital adequacy. Even if a bank is adequately capitalized, however, the banking regulators are authorized to apply corrective measures if the bank is determined to be in an unsafe or unsound condition or engaging in an unsafe or unsound activity.

  Depending on the level of capital of an insured depository institution, the banking regulatory agencies' corrective powers can include: requiring a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to reduce total assets; requiring the institution to issue additional stock (including voting stock) or to be acquired; placing restrictions on transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election for the institution's board of directors; requiring that certain senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; prohibiting the institution's parent bank holding company from making capital distributions without prior regulatory approval; and, ultimately, appointing a conservator or receiver for the institution.

  If the insured depository institution is undercapitalized, the parent bank holding company is required to guarantee that the institution will comply with any capital restoration plan submitted to, and approved by, the appropriate federal banking agency in an amount equal to the lesser of (i) 5% of the institution's total assets at the time the institution became undercapitalized or (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution failed to comply with the capital restoration plan. If such parent bank holding company guarantee is not obtained, the capital restoration plan may not be accepted by the banking regulators. As a result, such institution would be subject to the more severe restrictions imposed on significantly undercapitalized institutions. Further, the failure of such a depository institution to submit an acceptable capital plan is grounds for the appointment of a conservator or receiver.

  FDICIA also contains a number of other provisions affecting depository institutions, including additional reporting and independent auditing requirements, the establishment of safety and soundness standards, the changing of FDIC insurance premiums from flat amounts to the system of risk-based assessments described below under "Deposit Insurance Assessments", a review of accounting standards, and supplemental disclosures and limits on the ability of all but well capitalized depository institutions to acquire brokered deposits. The Riegle-Community Development and Regulatory Improvement Act of 1994, however, among other things, contains a number of specific provisions easing the regulatory burden on banks and bank holding companies, including some imposed by FDICIA, and making the bank regulatory system more efficient. Federal banking regulators are taking actions to implement these provisions.

DEPOSIT INSURANCE ASSESSMENTS

  The deposits of each of BANC ONE's affiliate banks are insured up to regulatory limits by the FDIC and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund ("BIF") administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (a) the bank's capitalization and (b) supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC. There is currently an eight basis point spread between the highest and lowest assessment rates, so that banks classified in the highest capital and supervisory evaluation categories by the FDIC are currently subject to a rate of $0.23 per $100 of deposits and banks classified in the lowest capital and supervisory evaluation categories by the FDIC are currently subject to a rate of $0.31 per $100 of deposits.

  These assessment rates also reflect the amount the FDIC has determined is necessary to increase the reserve ratio of the BIF to 1.25% of total insured bank deposits. Under FDICIA, the FDIC is required to increase the reserve ratio to this level by 2006. In fact, the FDIC has announced that this reserve ratio will be achieved during 1995, and has proposed a new, and significantly lower, assessment rate schedule for BIF-insured deposits. However, due primarily to the fact that the reserve ratio of the FDIC's Savings Association Insurance Fund ("SAIF") is not projected to reach the required level for several years, it is uncertain when, and whether, the FDIC's proposed new schedule of BIF assessment rates will take effect. BIF assessments will be subject to adjustment and it is possible that there may be special additional assessments.

  Some BANC ONE affiliate banks hold deposits that were acquired from savings institutions and that, accordingly, are insured by SAIF. At March 31, 1995, BANC ONE's affiliate banks held $6.3 billion of such deposits. Deposit insurance premiums may, from time to time, be charged at a higher rate for SAIF than for BIF- insured deposits. That, indeed, would be the case were the FDIC's proposed reduction in BIF assessment rates to take effect as proposed.

DEPOSITOR PREFERENCE STATUTE

  Federal legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such institution, including federal funds and letters of credit, in the "liquidation or other resolution" of the institution by any receiver.

BROKERED DEPOSITS

  Under FDIC regulations, no FDIC-insured bank or savings institution can accept brokered deposits unless it (a) is well capitalized, or (b) is adequately capitalized and receives a waiver from the FDIC. In addition, these regulations prohibit any bank or savings institution that is not well capitalized from (a) paying an interest rate on deposits in excess of 75 basis points over certain prevailing market rates, or (b) offering "pass through" deposit insurance on certain employee benefit plan accounts unless it provides certain notice to affected depositors. At March 31, 1995, BANC ONE's affiliate banks had aggregate total brokered deposits of approximately $96 million.

INTERSTATE BANKING

  Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal"), subject to certain concentration limits, (a) bank holding companies such as BANC ONE are permitted, beginning September 29, 1995, to acquire banks and bank holding companies located in any state; (b) any bank that is a subsidiary of a bank holding company is permitted, again beginning September 29, 1995, to receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary of that holding company; and (c) banks are permitted, beginning June 1, 1997, to acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states, and establishing de novo branch offices in other states, provided that, in the case of any such purchase or opening of individual branches, the host state has adopted legislation "opting in" to those provisions of Riegle-Neal; and provided that, in the case of a merger with a bank located in another state, the host state has not adopted legislation "opting out" of that provision of Riegle-Neal. BANC ONE might use Riegle-Neal to acquire banks in additional states and to consolidate its bank subsidiaries under a smaller number of separate charters.

                        DESCRIPTION OF DEBT SECURITIES

GENERAL

  The Debt Securities will constitute either Senior Securities or Subordinated Securities. The Senior Securities will be issued under an Indenture dated as of July 1, 1995 (the "Senior Indenture"), between BANC ONE and the trustee named in the applicable Prospectus Supplement as trustee (the "Senior Trustee"). The Subordinated Securities will be issued under an Indenture dated as of July 1, 1995 (the "Subordinated Indenture"), between BANC ONE and Citibank, N.A., as Trustee ("Citibank"). The Senior Indenture and the Subordinated Indenture are collectively referred to herein as the "Indentures". References to the "Trustee" shall mean the Senior Trustee or Citibank, as applicable. The statements under this caption are brief summaries of certain provisions contained in the Indentures, do not purport to be complete and are qualified in their entirety by reference to the applicable Indenture, copies of which are exhibits to the Registration Statement. Whenever defined terms are used but not defined herein, such terms shall have the meanings ascribed to them in the applicable Indenture, it being intended that such defined terms shall be incorporated herein by reference.

  The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of any Debt Securities and the extent, if any, to which such general provisions may apply to such Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

  Neither of the Indentures limits the amount of Debt Securities which may be issued thereunder, and each Indenture provides that Debt Securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by BANC ONE and may be denominated in any currency or currency unit designated by BANC ONE. Neither the Indentures nor the Debt Securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or the other securities which may be issued by BANC ONE or any of its subsidiaries.

  Debt Securities of a series may be issuable in registered form without coupons ("Registered Securities"), in bearer form with or without coupons attached ("Bearer Securities") or in the form of one or more global securities in registered or bearer form (each a "Global Security"). Bearer Securities, if any, will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions. Reference is made to the Prospectus Supplement for a description of the following terms, where applicable, of each series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities; (2) the limit, if any, on the aggregate principal amount or aggregate initial public offering price of such Debt Securities; (3) the priority of payment of such Debt Securities; (4) the price or prices (which may be expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (5) the date or dates on which the principal of the Debt Securities will be payable; (6) the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any, or the method of determining the same; (7) the date or dates from which such interest, if any, on the Debt Securities will accrue, the date or dates on which such interest, if any, will be payable, the date or dates on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates; (8) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global Debt Security will be paid; (9) each office or agency where, subject to the terms of the applicable Indenture, the Debt Securities may be presented for registration of transfer or exchange; (10) the place or places where the principal of (and premium, if any) and interest, if any, on the Debt Securities will be payable;
(11) the date or dates, if any, after which such Debt Securities may be redeemed or purchased in whole or in part, at the option of BANC ONE or mandatorily pursuant to any sinking, purchase or analogous fund or may be required to be purchased or redeemed at the option of the holder, and the redemption or repayment price or prices thereof; (12) the denomination or denominations in which such Debt Securities are authorized to be issued; (13) the currency, currencies or units (including ECU) based on or related to currencies for which the Debt Securities may be purchased and the currency, currencies or currency units (including ECU) in which the principal of, premium, if any, and any interest on such Debt Securities may be payable; (14) any index used to determine the amount of payments of principal of, premium, if any, and interest on the Debt Securities; (15) whether any of the Debt Securities are to be issuable as Bearer Securities and/or Registered Securities, and if issuable as Bearer Securities, any limitations on issuance of such Bearer Securities and any provisions regarding the transfer or exchange of such Bearer Securities (including exchange for registered Debt Securities of the same series); (16) the payment of any additional amounts with respect to the Debt Securities; (17) whether any of the Debt Securities will be issued as Original Issue Discount Securities (as defined below); (18) information with respect to book-entry procedures, if any; (19) any additional covenants or Events of Default not currently set forth in the applicable Indenture; and (20) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

  If any of the Debt Securities are sold for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of Debt Securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.

  Debt Securities may be issued as original issue discount Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) ("Original Issue Discount Securities"), to be sold at a substantial discount below the stated principal amount thereof due at the stated maturity of such Debt Securities. There may not be any periodic payments of interest on Original Issue Discount Securities as defined herein. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the Prospectus Supplement, the terms of such security and the Indenture, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security. Federal income tax considerations with respect to Original Issue Discount Securities will be set forth in the Prospectus Supplement relating thereto.

REGISTRATION AND TRANSFER

  Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued only as Registered Securities. If Bearer Securities are issued, the United States Federal income tax consequences and other special considerations, procedures and limitations applicable to such Bearer Securities will be described in the Prospectus Supplement relating thereto.

  Debt Securities issued as Registered Securities will be without coupons. Debt Securities issued as Bearer Securities shall have interest coupons attached, unless issued as zero coupon securities.

  Registered Securities (other than a Global Security) may be presented for transfer (with the form of transfer endorsed thereon duly executed) or exchanged for other Debt Securities of the same series at the office of the Note Registrar specified according to the terms of the applicable Indenture. BANC ONE has agreed in each of the Indentures that, with respect to Registered Securities having The City of New York as a place of payment, BANC ONE will appoint a Note Registrar or Co-Note Registrar located in The City of New York for such transfer or exchange. Such transfer or exchange shall be made without service charge, but BANC ONE may require payment of any taxes or other governmental charges as described in the applicable Indenture. Provisions relating to the exchange of Bearer Securities for other Debt Securities of the same series (including, if applicable,

Registered Securities) will be described in the applicable Prospectus Supplement. In no event, however, will Registered Securities be exchangeable for Bearer Securities.

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

  The specific terms of the depositary arrangement with respect to a series of Debt Securities and certain limitations and restrictions relating to a series of Bearer Securities in the form of one or more Global Securities, will be described in the Prospectus Supplement relating to such series. BANC ONE anticipates that the following provisions will generally apply to depositary arrangements.

  Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the underwriters or agents with respect to such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

  So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

  Payments of principal of, premium, if any, and interest, if any, on individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither BANC ONE, the Trustee for such Debt Securities, any Paying Agent, nor the Note Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Subject to certain restrictions relating to Bearer Securities, BANC ONE expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities will credit participants' accounts immediately with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. BANC ONE also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such participants. With respect to owners of beneficial interests in a temporary Global Security representing Bearer Securities, receipt by such beneficial owners of payments of principal, premium or interest in respect thereof will be subject to additional restrictions.

  If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by BANC ONE within 90 days, BANC ONE will issue individual Debt Securities of such series in definitive form in exchange for the Global Security representing such series of Debt Securities. In addition, BANC ONE may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such series of Debt Securities. Further, if BANC ONE so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to BANC ONE, the Trustee and the Depositary for such Global Security, receive Debt Securities of such series in definitive form in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities). Debt Securities of such series so issued in definitive form will be issued (a) as Registered Securities in denominations, unless otherwise specified by BANC ONE, of $1,000 and integral multiples thereof if the Debt Securities of such series are issuable as Registered Securities, (b) as Bearer Securities in the denomination, unless otherwise specified by BANC ONE, of $5,000 if the Debt Securities of such series are issuable as Bearer Securities or (c) as either Registered or Bearer Securities, if the Debt Securities of such series are issuable in either form. Certain restrictions may apply, however, on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, premium, if any, and any interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as BANC ONE may designate from time to time, except that, at the option of BANC ONE, payment of any interest may be made (i) by check mailed to the address of the person entitled thereto as such address shall appear in the applicable Note Register or (ii) by wire transfer to an account maintained by the person entitled thereto as specified in the applicable Note Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such payment.

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, premium, if any, and any interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as BANC ONE may designate from time to time, at the option of the Holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities will be made only against surrender of the coupon relating to such Interest Payment Date. No payment with respect to any Bearer Security will be made at any office or agency of BANC ONE in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

CONSOLIDATION, MERGER OR SALE OF ASSETS

  Each Indenture provides that BANC ONE may, without the consent of the holders of any of the Debt Securities outstanding under the applicable Indenture, consolidate with, merge into or transfer its assets substantially as an entirety to any person, provided that (i) any such successor assumes BANC ONE's obligations on the applicable Debt Securities and under the applicable Indenture, (ii) after giving effect thereto, no Event of Default (as defined in the Senior Indenture) in the case of the Senior Securities, or Default (as defined in the Subordinated Indenture) in the case of the Subordinated Securities, shall have happened and be continuing and (iii) certain other conditions under the applicable Indenture are met. Accordingly, any such consolidation, merger or transfer of assets substantially as an entirety, which meets the conditions described above, would not create any Event of Default or Default which would entitle holders of the Debt Securities, or the Trustee on their behalf, to take any of the actions described below under "Senior Securities--Events of Default, Waivers, etc." or "Subordinated Securities--Events of Default, Waivers, etc."

LEVERAGED AND OTHER TRANSACTIONS

  Each Indenture and the Debt Securities do not contain, among other things, provisions which would afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving BANC ONE which could adversely affect the holders of Debt Securities.

MODIFICATION OF THE INDENTURE; WAIVER OF COVENANTS

  Each Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each affected series, modifications and alterations of such Indenture may be made which affect the rights of the holders of such Debt Securities; provided, however, that no such modification or alteration may be made without the consent of the holder of each Debt Security so affected which would, among other things, (i) change the maturity of the principal of, or of any installment of interest (or premium, if any) on, any Debt Security issued pursuant to such Indenture, or reduce the principal amount thereof or any premium thereon, or change the method of calculation of interest or the currency of payment of principal or interest (or premium, if any) on, or reduce the minimum rate of interest thereon, or impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof; or (ii) reduce the above-stated percentage in principal amount of outstanding Debt Securities required to modify or alter such Indenture.

                               SENIOR SECURITIES

  The Senior Securities will be direct, unsecured obligations of BANC ONE and will rank pari passu with all outstanding unsecured senior indebtedness of BANC ONE.

EVENTS OF DEFAULT, WAIVERS, ETC.

  An Event of Default with respect to Senior Securities of any series is defined in the Senior Indenture as (i) default in the payment of principal of or premium, if any, on any of the Senior Securities of that series outstanding under the Senior Indenture when due; (ii) default in the payment of interest on any of the Senior Securities of that series outstanding under the Senior Indenture when due and continuance of such default for 30 days; (iii) default in the performance of any other covenant of BANC ONE in the Senior Indenture with respect to Senior Securities of such series and continuance of such default for 90 days after written notice; (iv) certain events of bankruptcy, insolvency or reorganization of BANC ONE and (v) any other event that may be specified in a Prospectus Supplement with respect to any series of Senior Securities.

  If an Event of Default with respect to any series of Senior Securities for which there are Senior Securities outstanding under the Senior Indenture occurs and is continuing, either the applicable Trustee or the holders of not less than 25% in aggregate principal amount of the Senior Securities of such series outstanding may declare the principal amount (or if such Senior Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Senior Securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the Senior Securities of any series outstanding under the Senior Indenture may waive an Event of Default resulting in acceleration of such Senior Securities, but only if all Events of Default with respect to Senior Securities of such series have been remedied and all payments due (other than those due as a result of acceleration) have been made. If an Event of Default occurs and is continuing, the applicable Trustee may, in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the Senior Securities of any series outstanding under the Senior Indenture and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the Senior Indenture shall, proceed to protect the rights of the holders of all the Senior Securities of such series. Prior to acceleration of maturity of the Senior Securities of any series outstanding under the Senior Indenture, the holders of a majority in aggregate principal amount of such Senior Securities may waive any past default under the Senior Indenture except a default in the payment of principal of, premium, if any, or interest on the Senior Securities of such series.

  The Senior Indenture provides that upon the occurrence of an Event of Default specified in clauses (i) or (ii) of the first paragraph under "-- Events of Defaults, Waivers, etc.", BANC ONE will, upon demand of the applicable Trustee, pay to it, for the benefit of the holder of any such Senior Security, the whole amount then due and payable on such Senior Securities for principal, premium, if any, and interest. The Senior Indenture further provides that if BANC ONE fails to pay such amount forthwith upon such demand, such Trustee may, among other things, institute a judicial proceeding for the collection thereof.

  A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

  The Senior Indenture also provides that notwithstanding any other provision of the Senior Indenture, the holder of any Senior Security of any series shall have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such Senior Securities when due and that such right shall not be impaired without the consent of such holder.

  BANC ONE is required to file annually with the Trustee a written statement of officers as to the existence or non-existence of defaults under the Senior Indenture or the Senior Securities.

                            SUBORDINATED SECURITIES

  The Subordinated Securities will be direct, unsecured obligations of BANC ONE and will be subject to the subordination provisions described below.

SUBORDINATION

  It is the intent of BANC ONE that Subordinated Securities issued by BANC ONE be treated as capital for calculation of regulatory capital ratios. The Federal Reserve has issued interpretations of its capital regulations indicating, among other things, that subordinated debt of bank holding companies issued on or after September 4, 1992, is includable in capital for calculation of regulatory capital ratios only if the subordination of the debt meets certain criteria and if the debt may be accelerated only for bankruptcy, insolvency and similar matters (the "Subordination Interpretations"). Accordingly, the Subordinated Indenture contains subordination and acceleration provisions for the Subordinated Securities which are intended to be consistent with the

Subordination Interpretations. Subordinated debt of BANC ONE issued after September 4, 1992, which meets the Subordination Interpretations are referred to herein as "New Subordinated Securities". Unless otherwise specified in the Prospectus Supplement relating to a particular series of Subordinated Securities offered thereby, Subordinated Securities offered pursuant to this Prospectus will constitute New Subordinated Securities. See "Events of Default, Defaults, Waivers, etc." below.

  Upon any distribution of assets of BANC ONE upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest on the Subordinated Securities is to be subordinated in right of payment, to the extent provided in the Subordinated Indenture, to the prior payment in full of all Senior Indebtedness. In certain events of bankruptcy or insolvency, the payment of the principal of and interest on the Subordinated Securities (and other New Subordinated Securities) will, to the extent provided in the Subordinated Indenture, also be effectively subordinated in right of payment to the prior payment in full of all General Obligations.

  Upon any distribution of assets of BANC ONE upon any dissolution, winding up, liquidation or reorganization, the holders of Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due before the holders of the Subordinated Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Subordinated Securities. If upon any such payment or distribution of assets there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, any amounts of cash, property or securities available for payment or distribution in respect of the New Subordinated Securities ("Excess Proceeds") and if, at such time, any creditors in respect of General Obligations have not received payment in full of all amounts due or to become due on or in respect of such General Obligations, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such General Obligations before any payment or distribution may be made in respect of the New Subordinated Securities.

  In addition, no payment may be made of the principal of, premium, if any, or interest on the Subordinated Securities, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Securities, at any time when (i) there is a default in the payment of the principal of, premium, if any, interest on or otherwise in respect of any Senior Indebtedness or (ii) any event of default with respect to any Senior Indebtedness has occurred and is continuing, or would occur as a result of such payment on the Subordinated Securities or any redemption, retirement, purchase or other acquisition of any of the Subordinated Securities, permitting the holders of such Senior Indebtedness to accelerate the maturity thereof. Except as described above, the obligation of BANC ONE to make payment of the principal of, premium, if any, or interest on the Subordinated Securities will not be affected.

  By reason of such subordination in favor of the holders of Senior Indebtedness, in the event of a distribution of assets upon any dissolution, winding up, liquidation or reorganization, certain creditors of BANC ONE who are not holders of Senior Indebtedness or of the Subordinated Securities may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than holders of the Subordinated Securities. By reason of the obligation of the holders of New Subordinated Securities to pay over any Excess Proceeds to creditors in respect of General Obligations, in the event of a distribution of assets upon any dissolution, winding up, liquidation or reorganization, holders of Old Subordinated Securities (as defined herein) may recover less, ratably, than creditors in respect of General Obligations and may recover more, ratably, than the holders of New Subordinated Securities.

  Subject to payment in full of all Senior Indebtedness, the rights of the holders of Subordinated Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of BANC ONE applicable to Senior Indebtedness. Subject to payment in full of all General Obligations, the rights of the holders of the New Subordinated Securities will be subrogated to the rights of the creditors in respect of General Obligations to receive payments or distributions of cash, property or securities of BANC ONE applicable to such creditors in respect of General Obligations.

  Senior Indebtedness is defined in the Subordinated Indenture as the principal of, premium, if any, and interest on (i) all of BANC ONE's indebtedness for money borrowed, other than the subordinated securities issued under the Subordinated Indenture, BANC ONE's 7.25% Subordinated Notes Due August 1, 2002 (the "August 2002 Notes"), BANC ONE's 8.74% Subordinated Notes Due September 15, 2003 (the "September 2003 Notes"), BANC ONE's 9.875% Subordinated Notes Due March 1, 2009 (the "March 2009 Notes"), and BANC ONE's 10.00% Subordinated Notes Due August 15, 2010 (the "August 2010 Notes", and, together with the August 2002 Notes, the September 2003 Notes and the March 2009 Notes, the "Existing Subordinated Indebtedness"), whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, except such indebtedness as is by its terms expressly stated to be not superior in right of payment to the subordinated securities issued under the Subordinated Indenture or the Existing Subordinated Indebtedness or to rank pari passu with the subordinated securities issued under the Subordinated Indenture or the Existing Subordinated Indebtedness and; (ii) any deferrals, renewals or extensions of any such Senior Indebtedness. The term "indebtedness for money borrowed" as used in the prior sentence includes, without limitation, any obligation of, or any obligation guaranteed by, BANC ONE for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets. There is no limitation on the issuance of additional Senior Indebtedness of BANC ONE.

  The Existing Subordinated Indebtedness all constitute Old Subordinated Securities. The Subordinated Securities rank and will rank pari passu with the Existing Subordinated Indebtedness, subject to the obligations of the holders of Subordinated Securities (and holders of other New Subordinated Securities) to pay over any Excess Proceeds to creditors in respect of General Obligations. Thus, in the event of a distribution of assets of BANC ONE upon any dissolution, winding up, liquidation or reorganization, the holders of the New Subordinated Securities (including holders of the Subordinated Securities offered hereby) may receive less, ratably, than holders of Old Subordinated Securities.

  Unless otherwise specified in the Prospectus Supplement relating to a particular series of Subordinated Securities offered thereby, General Obligations means all obligations of BANC ONE to make payment on account of claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, other than (i) obligations on account of Senior Indebtedness, (ii) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Subordinated Securities and (iii) obligations which by their terms are expressly stated not to be superior in right of payment to the Subordinated Securities or to rank on parity with the Subordinated Securities; provided, however, that notwithstanding the foregoing, in the event that any rule, guideline or interpretation promulgated or issued by the Federal Reserve (or other competent regulatory agency or authority), as from time to time in effect, establishes or specifies criteria for the inclusion in regulatory capital of subordinated debt of a bank holding company requiring that such subordinated debt be subordinated to obligations to creditors in addition to those set forth above, then the term "General Obligations" shall also include such additional obligations to creditors, as from time to time in effect pursuant to such rules, guidelines or interpretations. For purposes of this definition, "claim" shall have the meaning assigned thereto in Section 101(4) of the Bankruptcy Code of 1978, as amended to the date of the Subordinated Indenture.

LIMITED RIGHTS OF ACCELERATION

  Unless otherwise specified in the Prospectus Supplement relating to any series of Subordinated Securities, payment of principal of the Subordinated Securities may be accelerated only in case of the bankruptcy or reorganization of BANC ONE. There is no right of acceleration in the case of a default in the payment of principal of, premium, if any, or interest on the Subordinated Securities or the performance of any other covenant of BANC ONE in the Subordinated Indenture. Payment of principal of the Old Subordinated Securities may be accelerated in the case of the bankruptcy, insolvency or reorganization of BANC ONE.

EVENTS OF DEFAULT, DEFAULTS, WAIVERS, ETC.

  An Event of Default with respect to Subordinated Securities of any series is defined in the Subordinated Indenture as certain events involving the bankruptcy or reorganization of BANC ONE and any other Event of Default provided with respect to Subordinated Securities of that series. A Default with respect to Subordinated Securities of any series is defined in the Subordinated Indenture as (i) an Event of Default with respect to such series,
(ii) default in the payment of the principal of or premium, if any, on any Subordinated Security of such series when due, (iii) default in the payment of interest upon any Subordinated Security of such series when due and the continuance of such default for a period of 30 days, (iv) default in the performance of any other covenant or agreement of BANC ONE in the Subordinated Indenture with respect to Subordinated Securities of such series and continuance of such default for 90 days after written notice or (v) any other Default provided with respect to Subordinated Securities of any series. If an Event of Default with respect to any series of Subordinated Securities for which there are Subordinated Securities outstanding under the Subordinated Indenture occurs and is continuing, either the applicable Trustee or the holders of not less than 25% in aggregate principal amount of the Subordinated Securities of such series may declare the principal amount (or if such Subordinated Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Subordinated Securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the Subordinated Securities of any series outstanding under the Subordinated Indenture may waive an Event of Default resulting in acceleration of such Subordinated Securities, but only if all Defaults have been remedied and all payments due (other than those due as a result of acceleration) have been made. If a Default occurs and is continuing, the Trustee may in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the Subordinated Securities of any series outstanding under the Subordinated Indenture and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the Subordinated Indenture shall, proceed to protect the rights of the holders of all the Subordinated Securities of such series. Prior to acceleration of maturity of the Subordinated Securities of any series outstanding under the Subordinated Indenture, the holders of a majority in aggregate principal amount of such Subordinated Securities may waive any past default under the Subordinated Indenture except a default in the payment of principal of, premium, if any, or interest on the Subordinated Securities of such series.

  The Subordinated Indenture provides that in the event of a Default specified in clauses (ii) or (iii) of the immediately preceding paragraph in payment of principal of, premium, if any, or interest on any Subordinated Security of any series, BANC ONE will, upon demand of the applicable Trustee, pay to it, for the benefit of the holder of any such Subordinated Security, the whole amount then due and payable on such Subordinated Security for principal, premium, if any, and interest. The Subordinated Indenture further provides that if BANC ONE fails to pay such amount forthwith upon such demand, the applicable Trustee may, among other things, institute a judicial proceeding for the collection thereof.

  The Subordinated Indenture also provides that notwithstanding any other provision of the Subordinated Indenture, the holder of any Subordinated Security of any series shall have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such Subordinated Security on the respective Stated Maturities (as defined in the Subordinated Indenture) expressed in such Subordinated Security and that such right shall not be impaired without the consent of such holder.

  BANC ONE is required to file annually with the Trustee a written statement of officers as to the existence or non-existence of defaults under the Subordinated Indenture or the Subordinated Securities.

REGARDING CITIBANK

  Citibank will be the Trustee under the Subordinated Indenture. Citibank provides a $100,000,000 line of credit which partially supports BANC ONE's commercial paper program. In addition, BANC ONE maintains other banking relationships with Citibank.

                             PLAN OF DISTRIBUTION

  The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Debt Securities offered therein.

  BANC ONE may sell Debt Securities directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. Each Prospectus Supplement will set forth the terms of the Debt Securities to which such Prospectus Supplement relates, including the name or names of any underwriters or agents with whom BANC ONE has entered into arrangements with respect to the sale of such Debt Securities, the public offering or purchase price of such Debt Securities and the net proceeds to BANC ONE from such sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which such Debt Securities will be listed. Dealer trading may take place in certain of the Debt Securities, including Debt Securities not listed on any securities exchange.

  Securities may be purchased to be reoffered to the public through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters acting alone. The underwriter or underwriters with respect to each underwritten offering of Debt Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions precedent and each of the underwriters with respect to a sale of Debt Securities will be obligated to purchase all of its Debt Securities if any are purchased. Any initial public offering price and any discounts or concession allowed or reallowed or paid to dealers may be changed from time to time.

  Debt Securities may be offered and sold by BANC ONE through agents designated by BANC ONE from time to time. Any agent involved in the offer and sale of any Debt Securities will be named, and any commissions payable by BANC ONE to such agent will be set forth, in the Prospectus Supplement relating to such offering. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  Offers to purchase Debt Securities may be solicited directly by BANC ONE and sales thereof may be made by BANC ONE directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto. BANC ONE may also issue contracts under which the counterparty may be required to purchase Debt Securities. Such contracts would be issued with Debt Securities in amounts, at prices and on terms to be set in a Prospectus Supplement.

  The anticipated place and time of delivery of Debt Securities will be set forth in the applicable Prospectus Supplement.

  If so indicated in the applicable Prospectus Supplement, BANC ONE will authorize underwriters or agents to solicit offers by certain institutions to purchase Debt Securities from BANC ONE pursuant to delayed delivery contracts providing for payment and delivery at a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by BANC ONE. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Debt Securities are also being sold to underwriters acting as principals for their own account, the underwriters

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  SEC Filing Fee.......................................................... $310,345
  Rating Agency Fees......................................................
  Blue Sky Fees and Expenses (including fees and expenses of counsel).....
  Legal Fees and Expenses.................................................
  Trustees' Fees and Expenses.............................................
  Printing and Engraving Expenses.........................................
  Accounting Fees and Expense.............................................
  Miscellaneous Expenses..................................................
    Total
                                                                             ========

- --------
*Estimated

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Section 1701.13(E) of the Ohio General Corporation Law sets forth provisions which define the extent to which a corporation may indemnify directors, officers and employees. Those provisions have been adopted by the Registrant in Article V of Registrant's Code of Regulations which provide for the indemnification or the purchase of insurance for the directors, officers, employees and agents of the Registrant to afford protection and reimbursement for such persons acting in their capacities as directors, officers, employees or agents of the Registrant, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Registrant and which he had no reason to believe was unlawful.

ITEM 16. EXHIBITS

 EXHIBIT NO.                             DESCRIPTION
 ------------                            -----------
      1.1     Form of underwriting agreement.*
      4.1     Form of Senior Indenture, including form of Senior Debt
              Securities.*
      4.2     Form of Subordinated Indenture, including form of Subordinated
              Debt Securities.*
      5       Opinion of Steven Alan Bennett, Esq., General Counsel of the
              Registrant, including consent.*
     12       Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the Quarterly Report of the
              Registrant on Form 10-Q for the quarter ended March 31, 1995).
     23.1     Consent of Coopers & Lybrand L.L.P.
     23.2     Consent of Steven Alan Bennett, Esq., General Counsel of the
              Registrant (included in Exhibit 5).*
     24       Powers of Attorney (included elsewhere in Part II of this
              Registration Statement).
     25.1     Form T-1 Statement of Eligibility and Qualification of Citibank,
              N.A. under the Trust Indenture Act of 1939 with respect to
              Subordinated Securities.*

- --------
*To be filed by amendment.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those items is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference to this registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (6) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on June 30, 1995.

                                       BANC ONE CORPORATION

                                       By: /s/ Roman J. Gerber
                                       ---------------------------------------
                                       Roman J. Gerber
                                       Executive Vice President

                               POWER OF ATTORNEY

  We, the undersigned officers and directors of BANC ONE CORPORATION, hereby severally constitute and appoint William P. Boardman, Roman J. Gerber, William
C. Leiter, George R. L. Meiling or Michael J. McMennamin and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and any subsequent registration statement filed by BANC ONE CORPORATION pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  WITNESS our hands and common seal on the dates set forth below.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


             SIGNATURE                                   TITLE                          DATE
             ---------                                   -----                          ----
          /s/ John B. McCoy                          Chairman of the Board           June 30, 1995
- ------------------------------------                  (Principal Executive
            John B. McCoy                              Officer & Director)

       /s/ Richard J. Lehmann                        President and Director          June 30, 1995
- ------------------------------------
         Richard J. Lehmann


      /s/ Michael J. McMennamin                      Executive Vice President        June 30, 1995
- ------------------------------------                 (Principal Financial
        Michael J. McMennamin                        Officer)

        /s/ William C. Leiter                        Controller (Principal
- ------------------------------------                 Accounting-Officer)             June 30, 1995
          William C. Leiter

        /s/ Charles E. Exley                         Director                        June 30, 1995
- ------------------------------------
          Charles E. Exley

          /s/ E. Gordon Gee                          Director                        June 30, 1995
- ------------------------------------
            E. Gordon Gee

          /s/ John R. Hall                           Director                        June 30, 1995
- -------------------------------------
            John R. Hall


             SIGNATURE                           TITLE                               DATE
             ---------                           -----                               ----
     /s/ Laban P. Jackson, Jr.                   Director                        June 30, 1995
- ------------------------------------
       Laban P. Jackson, Jr.

         /s/ John G. McCoy                       Director                        June 30, 1995
- ------------------------------------
           John G. McCoy

        /s/ Richard L. Scott                     Director                        June 30, 1995
- ------------------------------------
          Richard L. Scott

     /s/ Thekla R. Shackelford                   Director                        June 30, 1995
- ------------------------------------
       Thekla R. Shackelford

          /s/ Alex Shumate                       Director                        June 30, 1995
- ------------------------------------
            Alex Shumate

   /s/ Frederick P. Stratton, Jr.                Director                        June 30, 1995
- ------------------------------------
     Frederick P. Stratton, Jr.

        /s/ Robert D. Walter                     Director                        June 30, 1995
- ------------------------------------
          Robert D. Walter